Exhibit T3B.19.1
AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT
OF CIT GROUP (NJ) LLC
     This Amendment (“Amendment”) to the Limited Liability Agreement dated April 18, 2007 of CIT Group (NJ) LLC (“LLC Agreement”) is made on August 3, 2008, by CIT Group Inc. (“Member”), a Delaware corporation, as the sole member of CIT Group (NJ) LLC, a Delaware limited liability company.
The Member agrees that the LLC Agreement shall be amended as follows:
1. The following second paragraph is hereby added to Section 11(c):
     The Chief Officers. The Board of Managers may elect officers to the level of Chief who shall (i) oversee the overall business and management of the discipline described in the title of such Chief Officer, e.g., Chief Financial Officer; (ii) report to the Chief Executive Officer or President on the business and affairs of the discipline; and (iii) perform such duties as may be assigned, from time to time, by the Chief Executive Officer, President and/or Board of Managers.
     IN WITNESS WHEREOF, the undersigned has executed this Amendment on the date first above written.
CIT GROUP INC.

By:	/s/ Robert J. Ingato
Name:	Robert J. Ingato
Title:	Executive Vice President & General Counsel